Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261876
Prospectus Supplement No. 7
(To Prospectus dated March 29, 2022)
PEAR THERAPEUTICS, INC.
95,711,409 Shares of Class A Common Stock
5,013,333 Warrants to Purchase Shares of Class A Common Stock
This prospectus supplement no. 7 (this “Prospectus Supplement”) amends and supplements the prospectus dated March 29, 2022 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-261876). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.
This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.
Our Class A Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PEAR” and the Public Warrants are listed on Nasdaq under the symbol “PEARW”. On December 29, 2022, the last quoted sale price for the Pear Class A Common Shares as reported on Nasdaq was $1.06 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $0.1075 per warrant.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 3, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2023
___________________________________
PEAR THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-39969	85-4103092
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
200 State Street, 13th Floor Boston, MA 02109
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 925-7848

Not Applicable
(Former name or address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A common stock, par value $.0001 per share	PEAR	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	PEARW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
On January 3, 2023, Pear Therapeutics, Inc. (the “Company”) entered into an At The Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”) and Virtu Americas LLC (“Virtu” and, collectively with Wainwright, the “Managers” and each, a “Manager”), pursuant to which the Company may offer and sell, from time to time through the Managers, shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), for aggregate gross proceeds of up to $150 million (the “Shares”). The issuance and sale, if any, of Common Stock by the Company under the ATM Agreement is subject to the effectiveness of the Company’s registration statement on Form S-3 (File No. 333-269097) (the “Registration Statement”), filed with the Securities and Exchange Commission on January 3, 2022. The Company makes no assurances as to whether the Registration Statement will become effective or, if it does become effective, as to the continued effectiveness of the Registration Statement.
Pursuant to the ATM Agreement, the Manager selected by the Company (such Manager, the “Designated Manager”) may sell the Shares in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Capital Market. If agreed to in a separate terms agreement, the Company may sell Shares to a Manager selected by the Company as principal, at a purchase price agreed upon by such Manager and the Company. The Designated Manager may also sell Shares in negotiated transactions with the Company’s prior approval. The offer and sale of the Shares pursuant to the ATM Agreement will terminate upon the earlier of (a) the issuance and sale of all of the Shares subject to the ATM Agreement or (b) the termination of the ATM Agreement by the Managers or the Company pursuant to the terms thereof. The Company has no obligation to sell any of the Shares, and may at any time suspend offers under the Agreement or terminate the Agreement.
The Company has agreed to pay the Designated Manager a commission of up to 3.0% of the aggregate gross proceeds from any Shares sold by the Designated Manager and to provide the Managers with customary indemnification and contribution rights, including for liabilities under the Securities Act. The Company also will reimburse the Managers for certain specified expenses in connection with entering into the ATM Agreement. The ATM Agreement contains customary representations and warranties and conditions to the placements of the Shares pursuant thereto.
The ATM Agreement contains customary representations, warranties and agreements by the Company, and indemnification obligations of the Company and the Managers and other obligations of the parties.
The foregoing summary of the ATM Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the ATM Agreement, which is attached as an exhibit to the Registration Statement and incorporated by reference into this Item 1.01.
This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any offer, solicitation, or sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

1.1
At the Market Offering Agreement by and among Pear Therapeutics, Inc., H.C. Wainwright & Co., LLC and Virtu Americas LLC, dated January 3, 2023 (incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 3, 2023)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2023	Pear Therapeutics, Inc.

	By:	/s/ Christopher D.T. Guiffre
	Name:	Christopher D.T. Guiffre, J.D., M.B.A.
	Title:	Chief Financial Officer & Chief Operating Officer